Exhibit 10.2

FIRST AMENDMENT TO

BEKEM METALS, INC.

RESTRICTED STOCK AGREEMENT

This First Amendment to Bekem Metals, Inc. Restricted Stock Agreement (this “Agreement”) is made as of March 25, 2008 by Bekem Metals, Inc., a Utah corporation (the “Employer”), and Yermek Kudabayev, an individual resident in the Republic of Kazakhstan, Almaty (the "Executive"). The parties do hereby agree to amend said Bekem Metals, Inc. Restricted Stock Agreement with the Grant Date of April 7, 2006 as follows:

1. Section 1 is amended to read as follows:

1. GRANT OF STOCK

Pursuant to Section 3.2(B) of the Employment Agreement, as amended, the Executive is hereby granted, effective on the Grant Date and subject to the terms and conditions of this Agreement 421,772 shares of Restricted Stock, said number of shares being determined at market value on the Grant Date.

2. Section 3 is amended to read as follows:

3. VESTING

The interest of the Executive in the Stock shall vest as to 95,857 shares of such Stock on the first anniversary of the Grant Date, or April 7, 2007. The interest of the Executive in the Stock shall vest as to an additional 115,028 shares of such Stock on the second anniversary of the Grant Date, or April 7, 2008, conditioned on the Executive making timely Securities and Exchange Commission filings during the second year of Executive’s employment with the Employer. The interest of the Executive in the Stock shall vest as to the final 210,887 shares of such Stock on the third anniversary of the Grant Date conditioned on the Executive making timely Securities and Exchange Commission filings during the third year of Executive’s employment and conditioned upon the Employer having commenced commercial operations by no later than the end of the three year restricted period.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: Bekem Metals, Inc.

Adam Cook, Corporate Secretary

EXECUTIVE:

Yermek Kudabayev, Chief Executive Officer

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